EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
THIRD QUARTER 2011 SALES & EARNINGS

Eau Claire, Wisconsin (October 28, 2011) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “As expected, third quarter 2011 was a challenge for each of the three segments. The Absorbent Product segment alone enjoyed a revenue gain over the prior year’s third quarter.  The comparative gain was 22.6% and stemmed from its ongoing customer diversification program.   Both the Housewares/Small Appliance and the Defense segments’ net sales declined, 8.7% and 17.8%, respectively.  The former reflected reduced sales in the category at retail, as well as increased emphasis by retailers on private label products, while the latter was largely a function of the timing of shipments.  Operating earnings at the Defense segment increased from those secured during third quarter 2010 by 7.3%, primarily as a result of realized efficiencies.  The increase was more than offset by declines at the Housewares/Small Appliance and Absorbent Product segments.  Housewares/Small Appliances segment comparative operating earnings dropped 23.9% in largest part due to the decline in top line volume and increases in material costs, while the Absorbent Products segment decreased by 38.9%, primarily from increased material and freight costs, and a decrease in efficiency incident to the startup of the segment’s new capital equipment. Decreased yields from the company’s portfolio had a negative, comparative impact on earnings as well.”

National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases.  The Absorbent Products segment produces private label and PRESTO® brand adult incontinence products.

	THREE MONTHS ENDED
	October 2, 2011	October 3, 2010

Net Sales	$104,861,000	$113,547,000
Net Earnings	$12,386,000	$13,213,000
Net Earnings Per Share	$1.80	$1.92
Weighted Shares Outstanding	6,875,000	6,865,000

	NINE MONTHS ENDED
	October 2, 2011	October 3, 2010

Net Sales	$312,015,000	$337,022,000
Net Earnings	$34,566,000	$41,387,000
Net Earnings Per Share	$5.03	$6.03
Weighted Shares Outstanding	6,873,000	6,862,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.